Exhibit 3.2

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:44 PM 11/16/2007

FILED 12:45 PM 11/16/2007

SRV 071232143 – 2255958 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

LEUCADIA CELLARS, LTD.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

THE UNDERSIGNED, being the Vice President of Leucadia Cellars, Ltd., a Delaware corporation, does hereby certify as follows:

FIRST: That the Certificate of incorporation is hereby amended so that Article First shall be deleted as it now exists and the following new Article First shall read:

Article First: The name of the Corporation is Crimson Wine Group, Ltd. (hereinafter the “Corporation”).

SECOND: That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by resolutions of the board of directors and the stockholders of the corporation.

IN WITNESS WHEREOF, I have hereunto set my hand this 13th day of November, 2007.

/s/Joseph A. Orlando
Joseph A. Orlando, Vice President